Exhibit 5

June 24, 2003

SafeNet, Inc.
8029 Corporate Drive
Baltimore, Maryland 21236

        Re: Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to SafeNet, Inc., a Delaware corporation (the "Registrant"), in connection with a registration statement on Form S-3 (File No. 333-106084), as amended from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the registration of an aggregate of 2,875,000 shares (the "Shares"), of common stock, par value $0.01 per share ("Common Stock"), of the Registrant, of which (i) 2,323,071 Shares (the "Primary Shares") will be issued and sold by the Registrant (ii) 176,929 Shares (the "Resale Shares") will be sold by the selling stockholder named in the Registration Statement (the "Selling Stockholder"), and (iii) the remaining 375,000 Shares (the "Over-Allotment Shares" and together with the Primary Shares, the "Registrant Shares") may be issued and sold by the Registrant upon exercise of an over-allotment option granted by the Registrant.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        The Shares are to be sold by the Registrant and the Selling Stockholder pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered in by and among the Registrant, the Selling Stockholder and Credit Suisse First Boston LLC, Lehman Brothers Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

        In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined or otherwise are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

        1.     executed copies of the Registration Statement as filed with the Commission;

        2.     the Underwriting Agreement;

        3.     a copy of the Certificate of Incorporation, as amended, of the Registrant, certified by the Secretary of State of the State of Delaware on June 24, 2003 (the "Charter");

        4.     a copy of the Bylaws as amended, of the Registrant, as currently in effect, certified by the Senior Vice President and Chief Financial Officer of the Registrant (the "Bylaws");

        5.     a fully executed copy of the Asset Purchase Agreement dated February 27, 2003 (the "Purchase Agreement") by and among the Registrant, Raqia Acquisition Corp. and Raqia Networks, Inc. ("Raqia");

        6.     a fully executed copy of the Registration Rights Agreement dated February 27, 2003 by and between the Registrant and Raqia, as amended by the First Amendment to the Registration Rights Agreement dated June 24, 2003 (the "Registration Rights Agreement");

        7.     certain resolutions of the Board of Directors of the Registrant relating to, among other things, the sale and issuance of the Registrant Shares;

        8.     certain resolutions of the Board of Directors of the Registrant relating to, among other things, the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement,

including the authorization and issuance of the Resale Shares to Raqia pursuant to the terms and conditions of the Purchase Agreement;

        9.     a certificate of the Secretary of State of the State of Delaware dated June 24, 2003, respecting the incorporation and good standing of the Registrant as of such date;

        10.   a certificate of even date herewith from the Senior Vice President and Chief Financial Officer of the Registrant as to certain matters; and

        11.   such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In our examination of documents executed or to be executed by parties other than the Registrant, its directors and officers, we have assumed that such parties had, have or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In rendering the opinions set forth below, we have assumed that the Registrant has received or will receive, as of the time of issuance, the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Registrant authorizing the issuance and sale of the Shares. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant.

        Based upon and subject to the foregoing, we are of the opinion that:

        (1)   when the Registrant Shares are sold, issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Registrant Shares will be duly authorized, validly issued, fully paid and nonassessable; and

        (2)   the Resale Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        This letter is strictly limited to the matters expressly set forth herein and no statements or opinions should be inferred beyond such matters. It expresses our opinion with respect to the General Corporation Law of the State of Delaware (without regard to the principles of conflicts of laws thereof) governing matters such as the authorization and issuance of stock as such laws are in effect as of the date hereof, as well as the pertinent provisions of the Delaware Constitution and reported judicial decisions interpreting such laws related to the matters set forth herein as in effect as of the date hereof. We assume no obligation to update the opinions set forth herein. This opinion does not extend to the securities or "blue sky" laws of Delaware, Maryland or any other state, to federal securities laws or to other laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is intended solely for your use in connection with the transactions described above. It may not be relied upon for any other purpose without our prior written consent.

                      Very truly yours,

                      /s/ Venable, Baetjer and Howard, LLP